Exhibit 99.1

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated May 9, 2025, is entered into by and among David Elliot Lazar (“Lazar”), Cao, Yu (“Cao”), Hu Bin (“Hu Bin”) and Youxin Consulting Limited (“YCL” and, together with Cao and Hu Bin, each a “Stockholder” and, collectively, the “Stockholders”).

R E C I T A L S

A. Effective as of February 18, 2025, Lazar loaned $300,000 to FiEE, Inc., a Delaware corporation (the “Company”), in exchange for the issuance of that certain Unsecured Promissory Note (“Note”).

B. Among other things, the Note provides for the conversion of the outstanding principal and interest into shares of Common Stock following the receipt of Stockholder Approval.

C. In order to induce Lazar to loan $300,000 to the Company, the Stockholders agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Note.

2. Agreement to Vote Shares. Each Stockholder irrevocably and unconditionally agrees that, during the term of this Agreement as specified in Section 4 below, the Stockholders will vote all capital stock of the Company beneficially owned by such Stockholder (the “Owned Shares”) in favor of approving the conversion of the Note into the Conversion Shares at every meeting of the Stockholders of the Company at which such matter is considered and at every adjournment or postponement thereof.

3. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Lazar any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership, and economic benefits of and relating to the Owned Shares shall remain with and belong to the Stockholders.

4. Term; Termination. The term of this Agreement shall commence on the date hereof and terminate upon the earliest to occur of (a) the Conversion or (b) December 31, 2025. Upon the termination of this Agreement, no party hereto shall have any further obligations or liability hereunder; provided, however, that the termination of this Agreement shall not relieve a party hereto of any liability for any breach of this Agreement occurring prior to the termination of this Agreement.

5. No Agreement as Director or Officer. No Stockholder makes any agreement or understanding herein in such Stockholder’s capacity as a director or officer of the Company. The Stockholders have executed this Agreement solely in his, her or its capacity as a beneficial owner of the Owned Shares, and nothing in this Agreement (a) will limit or affect any actions or omissions taken by the Stockholders in their capacity as such as a director or officer, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit, or restrict the Stockholders from exercising their fiduciary duties as a director or officer of the Company.

6. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with any of the obligations imposed on such party by this Agreement, that every such obligation is material, and that, in the event of any such failure, the other party will not have an adequate remedy at law or adequate damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy (including the remedy of specific performance), in addition to remedies at law and/or damages, is an appropriate remedy for any such failure and that it will not oppose the seeking of such relief on the basis that a party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining any such equitable relief or remedy.

7. Entire Agreement; Amendment; Waivers. This Agreement supersedes all prior agreements, written and oral, between the parties hereto with respect to the subject matter hereof and contains the entire, integrated agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provision hereof by a party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8. Notice. All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, or (ii) upon receipt of confirmation of good transmission, if delivered by email, in each case to the parties at the addresses set forth on the books and records of the Company (or such other addresses as the parties may designate from time to time by notice given in accordance with this Section 8).

9. Miscellaneous.

(a) This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the Parties agree to submit to the jurisdiction of the federal or state courts located in the City of New York, Borough of Manhattan in any actions or proceedings arising out of or relating to this Agreement. Each of the Parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such Party as set forth in Section 8 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

(b) If any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or provision of this Agreement is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

(c) This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

(d) All section headings contained in this Agreement are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

LAZAR:

/s/ David Elliot Lazar
David Elliot Lazar

STOCKHOLDERS:

/s/ Cao Yu
Cao Yu

/s/ Hu Bin
Hu Bin

Youxin Consulting Limited

/s/ Li Wai Chung
By:	Li Wai Chung
Title:	Authorized Signatory

[Signature Page to Voting Agreement]

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